Exhibit 10.18

KURA SUSHI USA, INC.

2018 INCENTIVE COMPENSATION PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) dated ________________, 20__, is entered into between KURA SUSHI USA, INC., a Delaware corporation (the “Company”), and __________ (the “Optionee”).

1.Grant of Option; Vesting.

(a)Subject to the terms and conditions of this Agreement and the Kura Sushi USA, Inc. 2018 Incentive Compensation Plan, as amended from time to time (the “Plan”), the Company hereby grants to the Optionee the right and option (this “Option”) to purchase all or any part of an aggregate of _________________________ (____) shares (the “Shares”) of the Common Stock of the Company at a price per share of $_________________, which is not less than one hundred percent (100%) of the Fair Market Value of a Share of the Common Stock of the Company on the date the Option is granted (the “Exercise Price”).  In the case of any stock split, stock dividend, or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price shall be adjusted as set forth in Section 9(c) of the Plan.

(b)Subject to the terms of this Agreement, this Option shall vest and become exercisable in [________________ equal installments on each of _____________, 20___, _________________, 20___, _____________, 20___, [and] _____________, 20___ [and _____________, 20___] [upon the date of grant].

(c)Except as provided in Section 2 of this Agreement, if the Optionee’s Continuous Service terminates for any reason, this Option, to the extent not then vested, shall immediately terminate without consideration.

2.Term.  This Option shall terminate on _____________, 20__, which shall not exceed ten (10) years from the date of grant (the “Option Expiration Date”); provided that if the Optionee’s Continuous Service is terminated due to the Optionee’s retirement, death or Disability, or by the Company without Cause, the Optionee may exercise, in whole or in part, the vested portion of this Option until the earlier of (i) ninety (90) days following the date of such termination or twelve (12) calendar months following termination due to Disability or death (at which time the Option shall be automatically cancelled) and (ii) the Option Expiration Date.

3.Exercise.  Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part.

4.Nontransferable.  This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment, or similar process.  Any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the Option or of any right or privilege conferred hereby shall be null and void.

5.Withholding.  Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state, and local income tax, if any, which is required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of certificates or registration in book-entry form representing the Shares purchased upon exercise of this Option, collect from the Optionee the amount of any such tax to the extent not previously withheld.  The Optionee may satisfy the Optionee’s withholding obligations in the manner contemplated by Section 9(e) of the Plan.

6.Right of the Optionee.  Neither this Option, the execution of this Agreement, nor the exercise of any portion of this Option shall confer upon the Optionee any right to, or guarantee of, continued service by the Company, or in any way limit the right of the Company or a Related Entity to terminate the service of the Optionee at any time, subject to the terms of any written service or similar agreement between the Company or a Related Entity and the Optionee.

7.Professional Advice.  The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Optionee.  Accordingly, the Optionee acknowledges that the Optionee has been advised to consult his personal legal and tax advisor in connection with this Agreement and this Option.

8.Agreement Subject to the Plan.  The Option and this Agreement are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  Capitalized terms used herein but not defined shall have the meanings set forth in the Plan. The Optionee acknowledges that a copy of the Plan previously has been delivered to the Optionee. This Agreement and the Plan constitute the entire understanding between the Company and the Optionee with respect to this Option.

9.Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of laws principles, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors, and assigns of the parties hereto.

10.Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 17932 Sky Park Circle, Suite H, Irvine, CA 92614, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

11.Binding Effect.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligations of the Company enforceable against the Company in accordance with its terms.

12.Amendment.  The rights of the Optionee hereunder may not be impaired by any amendment, alteration, suspension, discontinuance, or termination of the Plan or this Agreement without the Optionee’s consent.

[Signature page to follow.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:	KURA SUSHI USA, INC. By: Name: Title:

OPTIONEE:	Signature: Printed Name: ___________________________ Address: ________________________________